Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Susan M. Pietropaolo
Director, Corporate Communications
& Investor Relations
201-818-5537 direct
spietropaolo@alteon.com
ALTEON ANNOUNCES FINANCIAL RESULTS
FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2005
Parsippany, New Jersey, November 9, 2005 — Alteon Inc. (AMEX: ALT) announced today a net loss of $2,956,404 for the three months ended September 30, 2005. This compares to a net loss of $3,010,095 for the same period in 2004. The net loss applicable to common stockholders, which includes a non-cash preferred stock dividend, was $4,098,420 or $0.07 per basic/diluted share for the three months ended September 30, 2005, as compared to $4,060,015 or $0.08 per basic/diluted share for the same period in 2004.
Research and development expenses were $1,981,136 for the three months ended September 30, 2005 as compared to $2,131,879 for the same period in 2004, a decrease of $150,743 or 7.1%. This decrease was primarily attributed to decreased clinical trial costs due to the termination of the SPECTRA trial offset by higher pre-clinical costs associated with additional toxicity studies. General and administrative expenses increased 13.8% to $1,062,503 for the three months ended September 30, 2005, as compared to $933,414 for the same period in 2004. The increase is primarily related to higher corporate expenses including the ongoing evaluation of our strategic options, fees for increased Board of Director meetings and higher accounting and legal fees associated with Sarbanes-Oxley compliance.
For the nine months ended September 30, 2005, Alteon had a net loss of $10,974,772. This compares to a net loss of $10,246,889 for the same period in 2004. The net loss applicable to common stockholders, which includes a non-cash preferred stock dividend, was $14,294,559 or $0.25 per basic/diluted share for the nine months ended September 30, 2005, as compared to $13,309,620 or $0.31 per basic/diluted share for the same period in 2004. Cash and cash equivalents at September 30, 2005 totaled $8.2 million.
About Alteon
Alteon is developing new classes of drugs that have shown the potential to reverse or slow down diseases of aging and complications of diabetes. These compounds appear to have an impact on a fundamental pathological process caused by the progressive formation of protein-carbohydrate complexes called Advanced Glycation End-products (A.G.E.s). The formation and crosslinking of A.G.E.s lead to a loss of flexibility and function in body tissues and organs and have been shown to be a causative factor in many age-related diseases and diabetic complications. Alteon has created a library of novel classes of compounds targeting the A.G.E. pathway. For more on Alteon, please visit our website, www.alteon.com.
# # #
Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to the Company’s technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, ability to obtain financing, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. The information contained herein is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Alteon Inc.
Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Income:
Investment Income	$87,235	$55,198	$286,789	$121,614
Other Income	—	—	100,000	151,822

Total Income	87,235	55,198	386,789	273,436

Expenses:
Research and Development	1,981,136	2,131,879	8,115,615	7,261,576
General and Administrative	1,062,503	933,414	3,245,946	3,258,749

Total Expenses	3,043,639	3,065,293	11,361,561	10,520,325

Net Loss	$(2,956,404)	$(3,010,095)	$(10,974,772)	$(10,246,889)

Preferred Stock Dividends	1,142,016	1,049,920	3,319,787	3,062,731

Net Loss Applicable to Common Stockholders	$(4,098,420)	$(4,060,015)	$(14,294,559)	$(13,309,620)

Basic/Diluted Net Loss Per Share Applicable to Common Stockholders	$(0.07)	$(0.08)	$(0.25)	$(0.31)

Weighted Average Common Shares Used in Computing Basic/Diluted Net Loss Per Share	57,996,711	48,298,985	57,518,794	43,100,121

Selected Balance Sheet Data
(Unaudited)

	September 30,	December 31,
	2005	2004
Cash and Cash Equivalents	$8,183,766	$11,175,762

Total Assets	8,911,510	11,642,395

Accumulated Deficit	(220,007,209)	(205,712,650)

Total Stockholders’ Equity	7,632,743	9,046,920